UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

HYDRA INDUSTRIES ACQUISITION CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, $0.0001 par value per share, of Hydra Industries Acquisition Corp.
(2)	Aggregate number of securities to which transaction applies: Up to 12,600,000 shares of Hydra Industries Acquisition Corp. common stock
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $10.00
(4)	Proposed maximum aggregate value of transaction: $131,476,000 (includes $53,200,000 of estimated cash consideration)
(5)	Total fee paid: $13,240

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:
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HYDRA INDUSTRIES ACQUISITION CORP. ANNOUNCES INTENTION TO ADJOURN SCHEDULED SPECIAL MEETING OF STOCKHOLDERS TO DECEMBER 21st

New York, New York, December 7, 2016 / PRNewswire/ -- Hydra Industries Acquisition Corp. (“Hydra” or the “Company”) (NASDAQ: HDRA, HDRAU, HDRAW, HDRAR), a special purpose acquisition company formed for the purpose of effecting a merger, acquisition or similar business combination, announced that it intends to adjourn, without conducting any business, the special meeting of stockholders scheduled to occur at 10:00 a.m., Eastern time, on December 13, 2016 for its business combination with Inspired Gaming Group ("Inspired"), and reconvene at 10:00 a.m., Eastern time, on December 21, 2016, to vote on the proposals described in the proxy statement filed by the Company with the Securities and Exchange Commission (“SEC”) on November 23, 2016. The special meeting will still be held at the offices of Kramer Levin Naftalis & Frankel LLP, located at 1177 Avenue of the Americas, New York, New York 10036.

In connection with the adjournment of the special meeting, the Company is extending the deadline for holders of the Company’s common stock to exercise their right to redeem their shares for their pro rata portion of the funds available in the Company’s trust account in connection with the proposed business combination or to withdraw any previously delivered demand for redemption, to the close of business on December 19, 2016 (two business days before the special meeting).

If you have not submitted a proxy for use at the special meeting, you are urged to do so promptly. No action is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

Additional Information About the Transaction and Where to Find It

Stockholders are urged to read the proxy statement in connection with the special meeting. Hydra's SEC filings, including the proxy statement, can be obtained without charge on the SEC's website at www.sec.gov and on Hydra's website at www.hydraspac.com. The Company and its directors and executive officers may be deemed to be participants in a solicitation of proxies for the special meeting of stockholders to be held to approve the proposed business combination. Information regarding the Company's directors and executive officers is available in its Form 10-K for the year ended December 31, 2015 filed with the U.S. Securities and Exchange Commission. No person other than the Company has been authorized to give any information or to make any representations on behalf of the Company in connection with the proposed business combination, and if given or made, such other information or representations must not be relied upon as having been made or authorized by the Company.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include statements concerning the potential business combination and the Special Meeting. These statements are based on Hydra’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Hydra’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Hydra’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

About Hydra Industries Acquisition Corp.

Hydra is a blank check company formed for the purpose of effecting a merger or other business combination with a target company.  Hydra was founded by gaming industry veteran Lorne Weil and raised $80 million on October 29, 2014 in its Initial Public Offering. In addition, Macquarie Capital co-sponsored Hydra’s efforts to source acquisitions and provided a $20 million forward equity commitment which, with Hydra’s existing cash in trust, will be used to fund the proposed transaction.

Additional information can be found at www.hydraspac.com.

About Macquarie and Macquarie Capital

Macquarie Group ("Macquarie") is a global provider of banking, financial, advisory, investment and funds management services. Macquarie's main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world. Founded in 1969, Macquarie operates in more than 70 office locations in 27 countries. Macquarie employs approximately 13,800 people and has assets under management of over $377 billion (as of September 30, 2016).

Macquarie Capital comprises Macquarie Group's corporate advisory, capital markets and principal investing capabilities. Macquarie Capital's expertise spans a variety of industry sectors, including telecommunications, media, entertainment, gaming, financial institutions, industrials, energy, resources, real estate, infrastructure, utilities and renewables.

Contact:

For Hydra: Contact George Peng, Chief Financial Officer, (646) 565-6940